Exhibit 23.2

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1438 NORTH HIGHWAY 89, SUITE 130

FARMINGTON, UTAH 84025

_______________

(801) 447-9572         FAX (801) 447-9578

To Whom It May Concern:

We hereby consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated April 27, 2016 in the 10-K dated April 6, 2017 on the balance sheet of RC-1, Inc. for the year ended December 31, 2015 and the related statements of operations, stockholders’ equity (deficit) and cash flows during the year ended December 31, 2015.

/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C

Salt Lake City, Utah

April 6, 2017